                        TERMINATION AND WAIVER OF CLAIMS

WHEREAS, NEI of Pennsylvania, Inc., as Buyer ("NEI or Buyer") and NYTEST Environmental Inc., its parent corporation ("NYTEST"), entered into a contract with BCM Engineers Inc., a Pennsylvania corporation ("BCM") and Smith Technology Corporation ("SMITH") to the extent set forth in Section 7, for the purchase of certain assets and the assumption by NEI of certain leases and liabilities dated August 3, 1995, (the "Asset Agreement"), and

WHEREAS, NEI, pursuant to the Asset Agreement, entered into a sublease dated August 3, 1995, of a portion of the improved real property leased by BCM from the Gravers Company at 1850 Gravers Road in Norristown, Pennsylvania, commonly referred to as the Laboratory Site (the "Sublease"), and

WHEREAS, NEI entered into two subleases dated August 3, 1995, of personal property, wherein NEI assumed the obligations of the lease of personal property supplied through Fideleor Services Inc. (the "Fideleor Sublease"), and for personal property obtained through Tokai Financial Services, Inc. (the "Tokai Sublease"), and

WHEREAS, various disputes as to the rights and obligations of BCM and Smith Technology Corporation ("Smith"), NEI and NYTEST have arisen and the parties desire to resolve such disputes, NOW THEREFORE, the parties enter into this agreement (the "Termination Agreement") as follows:

1.      TERMINATION OF SUBLEASE

        The parties agree that the Sublease is terminated effective February 28, 1997, and that NEI and NYTEST forego and waive all claims of any right, title, or interest in and to all fixtures, equipment, improvements, installations, and the appurtenances in each case attached to the sublet premises at commencement of the Sublease or which may have been attached during the term thereof. The costs, removal and disposal of regulated wares will be deducted from the amount due under paragraph 5.

2.      TERMINATION OF FIDELEOR SUBLEASE AND TOKAI SUBLEASE

        The parties agree that the Fideleor Sublease and the Tokai Sublease including all future sublease obligations are terminated effective February 28, 1997, with no continuing obligations as between the parties. NEI agrees that it is, as of March 10, 1997, in possession of all personal property and equipment to which it is entitled under the terms of the Asset Agreement. NEI and NYTEST waive any right or interest in and to any other property or equipment or proceeds of equipment leased or which may have been acquired under the terms of the Fideleor Sublease and Tokai Sublease.

3. NEI and NYTEST further agree that they waive all interest and any claim of title in and to the assets described in paragraph 1.1e of the Asset Agreement which remain at the Lab Site as of the date of this Agreement.

4.      CREDITS AND OFFSETS

        BCM, NEI and NYTEST acknowledge that BCM has received laboratory services from NEI and its affiliated laboratories and that BCM has offset amounts owned by BCM and Smith for laboratory services and NEI, NYTEST and its affiliates have received credit for the amount of such offsets against amounts owed by NEI to BCM pursuant to the terms of the Asset Agreement. The amount of such offset and credit is set forth as follows:

   Invoices for Services through February 28, 1997

   Hudson Chromate (the "Project")              $692,847
   Other Services                                589,963
                                                --------

   Total for Services through February 28, 1997                 $1,282,810
   Last BCM Payments                                               108,466
                                                                ----------
   Balance for Services as of February 28, 1997                 $1,174,344

   Less Amounts due (offset) from NEI per
   Asset Agreement through May 31, 1996                           $493,262

   Amount Due NEI                                                 $681,082

5. Survivability of Claim

Notwithstanding the reciprocal waiver and release of claims by the parties contained herein, the parties acknowledge that NYTEST has continued to perform laboratory services for BCM at its request related to the Hudson County Chromate Chemical Production Waste Site project (the "Project"). BCM agrees that it will continue to use NYTEST as NEI's successor for laboratory services at the Project on the basis of the contract for Laboratory Services dated September 14, 1995, between BCM, NYTEST and NEI, subject to the continued approval of the New Jersey Department of Environmental Protection (NJDEP) to use NEI or NYTEST.

The parties agree that NYTEST's and NEI's total amounts billed for services identified in Section 4 above includes $692,847 relating to the Project and performed prior to February 28, 1997. This obligation is subject to NJDEP's approval and acceptance of NYTEST's analytical work, holding periods, and acknowledgement that the laboratory services are in compliance with the requirements of the NJDEP.

NYTEST accepts $681,082 as identified in Section 4 above is complete satisfaction of amounts due for services rendered to February 28, 1997, and acknowledges that NYTEST shall be subject to backcharge for the amount of any services rejected by NJDEP due to actions or omissions by NYTEST and the cost of resampling and reperformance incurred as a result of such rejection. Any such backcharge shall be deducted from amounts due for future services and the retainage.

BCM and SMITH shall pay the balance due in installments on the dates set forth below:

                  Installment             Payment
                     Amount                 Date
                  -----------             -------

                  $681,082               A payment schedule to be mutually
                                         agreed upon by both parties is
                                         anticipated to be completed by
                                         April 18, 1997
                                         JS 4/14/97

6. Waiver of Claims

        a. Waiver of NEI AND NYTEST. For and in consideration of the promises and covenants set forth in this Termination Agreement, NYTEST and NEI, their successors, assigns and any and all persons claiming by, through or under them, hereby release and forever discharge BCM and its parent subsidiaries, affiliates, predecessors, successors, related entities, directors, employees, agents, attorneys, and all persons acting by and through, under or in concert with them, or any of them, of and from any and all claims, demands, claims for relief, obligations, rights, and/or liabilities of any nature, whether anticipated or unanticipated, known or unknown, fixed or contingent, past or present (hereinafter referred to as "Claims"), which NYTEST and NEI now have or may hereinafter have against BCM and its parent, subsidiaries, affiliates, predecessors, successors, related entities, insurers and assigns, as well as its past and present officers, directors, employees, agents, attorneys, and all persons acting by and through, under or in concert with them, or any of them, by reason of any matter, cause or thing arising out of, based upon, or relating to the Asset Agreement and as amended by Smith letter dated August 22, 1996.

        b. Waiver of BCM. For and in consideration of the promises and covenants set forth in this Termination Agreement, BCM, its successors, assigns and any and all persons claiming through or under it, hereby releases and forever discharges NYTEST and NEI and its parents, subsidiaries, affiliates, predecessors, successors, related entities, directors, employees, agents, attorneys, and all persons acting by and through, under or in concert with them, or any of them, of and from any and all claims, demands, claims for relief, obligations, rights, and/or liabilities of any nature, whether anticipated or unanticipated, known or unknown, fixed or contingent, past or present (hereinafter referred to as "Claims"), which BCM now has or may hereafter have against NYTEST or NEI and its respective parent, subsidiaries, affiliates, predecessors, successors, related entities, insurers and assigns, as well as its past and present officers, directors, employees, agents, attorneys, and all persons acting by and through, under or in concert with them, or any of them, by reason of any matter, cause or thing arising out of, based upon, or relating to the Asset Agreement and as amended by Smith letter dated August 22, 1996.

        c. Non-Admission of Liability. This Termination Agreement and the releases and other terms provided for herein are made, executed, given and accepted as a part of a compromise and resolution of disputed claims. No provision(s) of the Termination Agreement, nor the position herein, shall be excused or deemed to be evidence of an admission of any fact, matter, thing or liability of any kind to any other party. Each of the parties hereto denies any liability of any kind to the other party for any purpose, and this Termination Agreement is made solely and entirely as a compromise and for the purpose of fully and finally resolving the disputed matters referred to herein. Neither the Termination Agreement nor any term thereof shall be offered or received as evidence for any proceeding in any form as an admission of any liability or wrongdoing on the part of any of the parties hereto.

        d. No Assignment. Each party represents and warrants that there has been no assignment or other transfer to any other person, firm or corporation in any manner, including by way of subrogation or operation of law or otherwise, of all or any portion of any claim, demand, right, action or claim for relief that it had, has or might have arising out of the matters released in the Termination Agreement, nor of all or any portion of any claim, suit, recovery or settlement to which it may be settled, in the event that any claim, demand or suit should be made or instituted against a party because of any such purported assignment, subrogation or transfer, each party agrees to indemnify and hold the other party harmless against such claims, demand, or suit, together with any costs, expenses and attorneys' fees incurred by the other party as a result of any person's assertion of any such assignment or transfer.

7. Smith Technology corporation has entered into this Agreement solely for the purpose of participating as a party to the extent of the waiver of claims provided the parties herein and for the purpose of acknowledging the offsets and credits agreed to herein and to the extent of guarantee agreements as provided in Article 5.16 of the Asset Agreement.

This Agreement is effective as of the date of the last party to sign.

Date: 4/14/97           NEI OF PENNSYLVANIA, INC.
      -------           By:  /s/ John Gaspari
                             ----------------
                        Its: President
                             ----------------

Date: 4/14/97           NYTEST ENVIRONMENTAL INC.
      -------           By:  /s/ John Gaspari
                             ----------------
                        Its: President & CEO
                             ----------------

Date: 4/11/97           BCM ENGINEERS INC.
      -------           By:  /s/ Robert Swaverly
                             -------------------
                        Its: Vice President
                             ----------------

Date: 4/11/97           SMITH TECHNOLOGY CORPORATION
      -------           By:  /s/ William D. Nelson
                             ---------------------
                        Its: Vice President
                             ----------------



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